Exhibit 99.1

Warrior Met Coal Reports Fourth Quarter and Full Year 2023 Results

Met or exceeded both sales and production volume targets for the full year
Continues to make excellent progress in developing its world-class Blue Creek growth project, funded through $701.1 million of cash flows from operations
Outlines guidance for 2024

BROOKWOOD, AL -- February 14, 2024 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the fourth quarter and full-year 2023. Warrior is the leading dedicated U.S.-based producer and exporter of high-quality steelmaking coal for the global steel industry.

Fourth Quarter and Full Year Highlights
•Achieved net income of $128.9 million and Adjusted EBITDA of $163.7 million in the fourth quarter and $478.6 million and $698.9 million for the full year 2023, respectively
•Recorded 34% increase in sales volumes and 21% increase in production volumes for the full year, run rates not seen since 2020
•Achieved record high annual production at Mine 4 of 2.5 million short tons
•Generated $701.1 million of cash from operating activities during 2023, enabling an all-time record high amount of capital expenditures and mine development of $524.8 million in the growth of the business and the early retirement of 50% of senior secured debt.
•Made excellent progress in developing the world class Blue Creek growth project, which remains on schedule, and invested $127.8 million in Blue Creek for the fourth quarter and $319.1 million for the full year 2023
•Raised the quarterly dividend by 17% for the second consecutive year and returned excess cash to stockholders in a discretionary special dividend of $0.88 per share
•Guiding to favorable outlook in 2024

“Our fourth quarter results reflect the culmination of a highly productive year where we made meaningful progress on strategic priorities to build significant, sustainable shareholder value,” said Walt Scheller, CEO of Warrior. “We were pleased to end the year on a strong note, delivering within the top half of our full year guidance which would have been slightly better by 129,000 short tons of shipments had our last two customer vessels made it to the terminal on their original schedule. Moreover, as a result of our operational expertise in combination with market pricing, we were gratified to deliver on our financial targets and guidance for the year. We also generated strong cash flow from operations which allowed us to fund the 2023 investment in the world class Blue Creek growth project from our operations, while reducing leverage by nearly 50%.”

“We continue to make excellent progress in developing Blue Creek,” Scheller said. “We remain on track for the first development tons from continuous miner units in the third quarter of 2024 and the longwall is scheduled to start up in the second quarter of 2026. We expect approximately 200,000 short tons of production of High Vol A coal from the continuous miner units in 2024.”

“Looking ahead to the global markets for steelmaking coal, we believe the tightness in supply, especially of premium quality coals such as those in our Mine 7, is supporting higher pricing. While spot demand from our customers in the Atlantic Basin is weak, overall demand from our contracted customers is stable and demand continues to grow in the Pacific Basin. Our full-year outlook encompasses this favorable landscape, and we expect that 2024 could be another strong operational year for Warrior, driven by expected higher coal production and sales,” Scheller concluded.

Warrior reported fourth quarter 2023 net income of $128.9 million, or $2.47 per diluted share, compared to net income of $99.7 million, or 1.93 per diluted share, in the fourth quarter of 2022. Adjusted net income for the fourth quarter of 2023 was $2.49 per diluted share compared to an adjusted net income of $1.90 per diluted share in the fourth quarter of 2022. The Company reported Adjusted EBITDA of $163.7 million in the fourth quarter of 2023, compared to Adjusted EBITDA of $147.5 million in the fourth quarter of 2022.

For the full year, Warrior reported net income of $478.6 million and adjusted net income of $498.9 million, or net income of $9.20 per diluted share and adjusted net income of $9.59 per diluted share in 2023, compared to net income of $641.3 million and adjusted net income of $666.1 million, or net income of $12.40 per diluted share and adjusted net income of $12.88 per diluted share, in 2022. The Company reported Adjusted EBITDA of $698.9 million for the full year 2023 compared to $994.2 million for the full year 2022.

Operating Results
Sales volumes in the fourth quarter of 2023 were 1.5 million short tons, consistent with the fourth quarter of 2022. Sales volumes for the full year 2023 were 7.5 million short tons, or an increase of 34% compared to 2022 primarily due to continued improved performance by our rail transportation provider and the McDuffie Terminal, which enabled Warrior to export more product. In addition, higher production was primarily due to both Mine No. 4 and Mine No. 7 operating at higher capacity levels in 2023 compared to 2022, driven by additional employees returning from the labor strike during 2023.

The Company produced 2.0 million short tons of met coal in the fourth quarter of 2023 compared to 1.5 million short tons in the fourth quarter of 2022. For the full year 2023, the Company produced 7.6 million short tons, or an increase of 21% compared to 2022. Inventory levels increased to 968 thousand short tons at the end of December 31, 2023 from 489 thousand short tons as of September 30, 2023.

Additional Financial Results
Total revenues were $363.8 million in the fourth quarter of 2023, which compares to total revenues of $344.8 million in the fourth quarter of 2022. The average net selling price of the Company's steelmaking coal increased 3% from $227.21 per short ton in the fourth quarter of 2022 to $234.56 per short ton in the fourth quarter of 2023. While the Company continued to achieve some of the highest prices for premium Mine 7 Low Vol steelmaking coal, its Mine 4 steelmaking coal transitioned in the second half of the year from a Mid Vol to a High Vol A quality that typically trades at a larger discount to the price of Mine 7 quality.

Cost of sales for the fourth quarter of 2023 was $186.8 million compared to $180.7 million for the fourth quarter of 2022. Cash cost of sales (free-on-board port) for the fourth quarter of 2023 were $185.0 million, or 51.5% of mining revenues, compared to $179.2 million, or 54.3% of mining revenues for the same period of 2022. Cash cost of sales (free-on-board port) per short ton decreased to $120.69 in the fourth quarter of 2023 from $123.40 in the fourth quarter of 2022, primarily attributable to increased sales volumes.

Selling, general and administrative expenses for the fourth quarter of 2023 were $13.0 million, or 3.6% of total revenues and were slightly higher than the same period last year of 3.4% of total revenues, primarily due to higher employee related costs.

Depreciation and depletion costs for the fourth quarter of 2023 were $25.6 million, or 7.0% of total revenues. Warrior achieved net interest income of $7.8 million during the fourth quarter of 2023, compared to net interest income of $1.7 million in the fourth quarter of 2022. Interest income earned on cash investments exceeded interest expense on outstanding notes and equipment leases in each quarter of 2023.

Business interruption expenses were $0.2 million in the fourth quarter of 2023 and represent ongoing legal expenses associated with labor negotiations even though the labor strike ended earlier in 2023. In the prior year comparable quarter, these expenses were $3.4 million and represented non-recurring expenses for incremental safety, security, legal and labor negotiations, and other expenses that were directly attributable to the labor strike. There were no idle mine expenses in any period of 2023 and were $2.0 million in the fourth quarter of 2022 and represented expenses incurred with the reduced operations at the mines during the labor strike, such as electricity, insurance and maintenance labor.

Income tax expense was $12.4 million in the fourth quarter of 2023 on income of $141.2 million primarily driven by an income tax benefit for depletion expense and foreign-derived intangible income. This compares to an income tax expense of $19.7 million in the fourth quarter of 2022.

Cash Flow and Liquidity
The Company generated cash flows from operating activities in the fourth quarter of 2023 of $245.1 million, compared to $195.0 million in the fourth quarter of 2022. Capital expenditures and mine development for the fourth quarter of 2023 were $182.5 million, primarily reflecting the development of the Blue Creek growth project, resulting in free cash flow of $62.6 million. Capital expenditures during the fourth quarter of 2023 for the development of Blue Creek were $127.8 million, $319.1 million for the full year 2023 and $366.0 million project-to-date.

Net working capital, excluding cash, for the fourth quarter of 2023 decreased by $90.3 million from the third quarter of 2023, primarily reflecting a decrease in accounts receivable due to lower sales volumes, partially offset by higher inventories, and lower net accounts payable and accrued expenses.

Cash flows used in financing activities for the fourth quarter of 2023 were $11.3 million, primarily due to payments of capital lease obligations of $7.3 million and the payment of the regular quarterly dividend of $3.7 million.

The Company generated $701.1 million of cash flows from operating activities for the full year 2023 compared to $841.9 million in 2022. Capital expenditures and mine development costs for the full year 2023 were $524.8 million, including $319.1 million for the development of Blue Creek. Cash flows used in financing activities for the full year 2023 were $265.2 million, primarily due to the retirement of debt of $162.4 million, payment of regular and special cash dividends of $61.1 million and payments on capital lease obligations of $32.3 million.
The Company’s total liquidity as of December 31, 2023 was $845.6 million, consisting of cash and cash equivalents of $738.2 million and available liquidity under its ABL Facility of $107.4 million, net of outstanding letters of credit of $8.7 million.

Capital Allocation
On February 9, 2024, the Board of Directors (the "Board") declared a regular quarterly cash dividend of $0.08 per share, which was an increase of 14% over the regular cash dividend declared by the Board on October 24, 2023, totaling approximately $4.2 million, which the Company plans to distribute on February 26, 2024 to stockholders of record as of the close of business on February 20, 2024. This marks the third consecutive year the Company has raised its quarterly dividend while developing its world class Blue Creek reserves.

In addition, on February 9, 2024, the Board declared a special cash dividend (the "March 2024 Special Dividend") of $0.50 per share, totaling approximately $26.3 million, which the Company plans to distribute on March 7, 2024, to stockholders of record as of the close of business on March 1, 2024. The Company continues to demonstrate its previous commitment to returning excess cash to stockholders while driving long-term growth with its investment in the development of its Blue Creek reserves.

Any future special dividends or stock repurchases from excess cash flows will be at the discretion of the Board and subject to consideration of several factors including business and market conditions, future financial performance, and other strategic investment opportunities. The Company will also seek to optimize its capital structure to improve returns to stockholders while allowing flexibility for the Company to pursue very selective strategic growth opportunities that can provide compelling stockholder returns.

Progress at Blue Creek
Warrior invested approximately $319.1 million during 2023 on the development of the Blue Creek reserves, which brings the project to date spending to approximately $366.0 million. The Company expects to spend $325 to $375 million in 2024 on the continued development of the Blue Creek reserves. During 2023, the Company initiated important and highly beneficial project scope changes that will require incremental capital expenditures of $120 - $130 million over the life of the project while lowering operating costs, increasing flexibility to manage risks, and make better use of multi-channel transportation methods. This amount is in addition to the originally estimated project cost of $700 million. At the same time, the Company indicated that it was experiencing inflationary cost increases ranging from 25 to 35 percent in both operating and capital expenditures in relation to labor, construction materials and certain equipment. For now, Warrior expects this cost inflation trend to continue during the remainder of the project development period.

Blue Creek represents one of the last remaining untapped premium quality High Vol A coal reserves in the U.S., which should achieve premium prices. Warrior expects incremental annualized production of 4.8 million short tons of premium High Vol A steelmaking coal after the start-up of the longwall, which the Company expects will enhance and strengthen its already strong global cost curve positioning and deliver incremental profit margins and cash flows.

Company Outlook
The Company's outlook for 2024 is subject to many risks that may impact performance, such as market conditions in the steel and steelmaking coal industries and overall global economic and competitive conditions, all as more fully described under Forward-Looking Statements. The Company's guidance for the full year 2024 is outlined below.

Coal sales	7.4 - 8.2 million short tons
Coal production	7.4 - 8.0 million short tons
Cash cost of sales (free-on-board port)	$125 - $135 per short ton
Capital expenditures for sustaining existing mines	$100 - $110 million
Blue Creek project and other discretionary capital expenditures	$335 - $390 million
Mine development costs	$28 - $38 million
Selling, general and administrative expenses	$55 - $65 million
Interest expense	$13 - $18 million
Interest income	$20 - $25 million
Income tax expense	14% - 18%

Key factors that may affect outlook include:
•Four planned longwall moves (Q1, Q3, and Q4 has two moves),
•HCC index pricing, geography of sales and freight rates,
•Exclusion of other non-recurring costs,
•New labor contract, and
•Inflationary pressures.

The Company's guidance for its capital expenditures consists of sustaining capital spending of approximately $100-$110 million, including regulatory and gas requirements, and discretionary capital spending of $325-$375 million for the development of the Blue Creek reserves and $10 - $15 million for the final 4 North bunker construction.

The Company's production guidance contains approximately 200,000 short tons of High Vol A steelmaking coal in the second half of 2024 from the continuous miner units from the Blue Creek reserves, which are expected to be sold in 2025 when the preparation plant comes online.

Environmental, Social and Governance Sustainability
The Company recently published its annual corporate environmental, social and governance sustainability report for 2023, which is located at http://www.warriormetcoal.com/corporate-sustainability/. The report was prepared in accordance with the codified standards of the Sustainability Accounting Standards Board. The Company is committed to transparency and open conversations surrounding environmental, social and governance topics. Although Warrior's underground steelmaking coal operations have a minimal environmental impact compared to surface-mined thermal coal, the Company strives to be an environmental steward by focusing on preservation of the environment, monitoring energy use, reducing greenhouse gas (GHG) emissions and effective land reclamation.

Use of Non-GAAP Financial Measures
This release contains the use of certain non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its fourth quarter 2023 results today, February 14, 2024, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. To listen to the event, live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET February 14, 2024, until 6:30 p.m. ET on February 21, 2024. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 4141099.

About Warrior
Warrior is a U.S.-based, environmentally and socially minded supplier to the global steel industry. It is dedicated entirely to mining non-thermal met coal used as a critical component of steel production by metal manufacturers in Europe, South America and Asia. Warrior is a large-scale, low-cost producer and exporter of premium quality met coal, also known as hard-coking coal (“HCC”), operating highly efficient longwall operations in its underground mines based in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur, has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the S&P Global Platts Index price.  For more information, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2024 guidance, sales and production growth, ability to maintain cost structure, demand, anticipated prices for our coal, management of liquidity, cash flows, expenses and expected capital expenditures and working capital, the Company's pursuit of strategic growth opportunities, the Company's future ability to return excess cash to stockholders, as well as statements regarding production, inflationary pressures, the impact of planned longwall moves, the development of the Blue Creek project and anticipated production generated by Blue Creek, and the outcome of the ongoing negotiations with the labor union representing certain of our hourly employees, including any potential impact to our 2024 outlook as a result of such outcome. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance, or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; the impact of global pandemics, such as the novel coronavirus (“COVID-19”) on its business and that of its customers, including the risk of a decline in demand for the Company's met coal due to the impact of any such pandemic on steel manufacturers; the impact of inflation on the Company, the impact of geopolitical events, including the effects of the Russia-Ukraine war and the Israel-Hamas war; the inability of the Company to effectively operate its mines and the resulting decrease in production; the inability of the Company to transport its products to customers due to rail performance issues or the impact of weather and mechanical failures at the McDuffie Terminal at the Port of Mobile; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining and labor strikes or slowdowns; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including the expected returns from this project, if any, and the ability of Blue Creek to enhance the Company's portfolio of assets, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its net operating losses to reduce or eliminate its cash taxes; the Company's ability to develop Blue Creek; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2023 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.
Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
D'Andre Wright, 205-554-6131
dandre.wright@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)

	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
Revenues:
Sales	$359,580	$329,914	$1,647,992	$1,707,579
Other revenues	4,224	14,836	28,633	31,159
Total revenues	363,804	344,750	1,676,625	1,738,738
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	186,811	180,736	910,269	710,605
Cost of other revenues (exclusive of items shown separately below)	4,683	927	37,486	27,047
Depreciation and depletion	25,573	28,306	127,356	115,279
Selling, general and administrative	12,991	11,806	51,817	48,791
Business interruption	190	3,371	8,291	23,455
Idle mine	—	1,996	—	12,137
Total costs and expenses	230,248	227,142	1,135,219	937,314
Operating income	133,556	117,608	541,406	801,424
Interest expense	(1,647)	(6,820)	(17,960)	(31,433)
Interest income	9,464	8,531	40,699	12,438
Loss on early extinguishment of debt	—	—	(11,699)	—
Other (expense) income	(146)	—	(1,027)	675
Income before income tax expense	$141,227	$119,319	$551,419	$783,104
Income tax expense	12,351	19,665	72,790	141,806
Net income	$128,876	$99,654	$478,629	$641,298
Basic and diluted net income per share:
Net income per share—basic	$2.48	$1.93	$9.21	$12.42
Net income per share—diluted	$2.47	$1.93	$9.20	$12.40
Weighted average number of shares outstanding—basic	$52,019	51,654	51,973	51,622
Weighted average number of shares outstanding—diluted	52,122	51,760	52,045	51,715
Dividends per share:	$0.07	$0.06	$1.16	$1.54

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended December 31,		For the twelve months ended December 31,
(short tons in thousands)(1)	2023	2022	2023	2022
Tons sold	1,533	1,452	7,518	5,621
Tons produced	1,970	1,468	7,646	6,315
Average net selling price	$234.56	$227.21	$219.21	$303.79
Cash cost of sales (free on board port) per short ton(2)	$120.69	$123.40	$120.29	$125.50
Cost of production %	61%	60%	60%	53%
Transportation and royalties %	39%	40%	40%	47%
(1)    1 short ton is equivalent to 0.907185 metric tons.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
Cost of sales	$186,811	$180,736	$910,269	$710,605
Asset retirement obligation accretion and valuation adjustments	(490)	(321)	(2,109)	(1,801)
Stock compensation expense	(1,310)	(1,243)	(3,841)	(3,379)
Cash cost of sales (free-on-board port)(2)	$185,011	$179,172	$904,319	$705,425

(2)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended December 31,		For the twelve months ended December 31,
(In thousands)	2023	2022	2023	2022
Net income	$128,876	$99,654	$478,629	$641,298
Interest (income) expense, net	(7,817)	(1,711)	(22,739)	18,995
Income tax expense	12,351	19,665	72,790	141,806
Depreciation and depletion	25,573	28,306	127,356	115,279
Asset retirement obligation accretion and valuation adjustments	1,649	(725)	4,535	1,941
Stock compensation expense	3,767	3,371	18,300	17,621
Other non-cash accretion and valuation adjustments	(1,036)	(6,386)	205	(5,344)
Non-cash mark-to-market (gain) loss on gas hedges	—	—	(1,227)	27,708
Loss on early extinguishment of debt	—	—	11,699	—
Business interruption	190	3,371	8,291	23,455
Idle mine	—	1,996	—	12,137
Other expense (income)	146	—	1,027	(675)
Adjusted EBITDA (3)	$163,699	$147,541	$698,866	$994,221
Adjusted EBITDA margin (4)	45.0%	42.8%	41.7%	57.2%
(3)  Adjusted EBITDA is defined as net income before net interest (income) expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion and valuation adjustments, non-cash stock compensation expense, other non-cash accretion and valuation adjustments, non-cash mark-to-market (gain) loss on gas hedges, loss on early extinguishment of debt, business interruption expenses, idle mine expenses and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity, or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(4) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands, except per share amounts)	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
Net income	$128,876	$99,654	$478,629	$641,298
Asset retirement obligation accretion and valuation adjustments, net of tax	1,300	(572)	3,576	1,530
Other non-cash accretion and valuation adjustments, net of tax	(817)	(5,035)	162	(4,214)
Business interruption, net of tax	150	2,658	6,537	18,494
Idle mine, net of tax	—	1,574	—	9,570
Loss on early extinguishment of debt, net of tax	—	—	9,225	—
Other expense (income), net of tax	115	—	810	(532)
Adjusted net income (5)	$129,624	$98,279	$498,939	$666,146

Weighted average number of basic shares outstanding	52,019	51,654	51,973	51,622
Weighted average number of diluted shares outstanding	52,122	51,760	52,045	51,715

Adjusted basic net income per share:	$2.49	$1.90	$9.60	$12.90
Adjusted diluted net income per share:	$2.49	$1.90	$9.59	$12.88
(5)    Adjusted net income is defined as net income net of asset retirement obligation accretion and valuation adjustment, other non-cash accretion and valuation adjustments, business interruption expenses, idle mine expenses, loss on early extinguishment of debt and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)

	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
OPERATING ACTIVITIES:
Net income	$128,876	$99,654	$478,629	$641,298
Non-cash adjustments to reconcile net income to net cash provided by operating activities	31,854	50,846	216,762	283,855
Changes in operating assets and liabilities:
Trade accounts receivable	169,899	63,346	53,601	(29,676)
Income tax receivable	(7,833)	—	(7,833)	—
Inventories	(66,409)	(6,587)	(30,785)	(79,845)
Prepaid expenses and other receivables	(332)	(766)	(847)	8,113
Accounts payable	(6,850)	(12,051)	215	(5,442)
Accrued expenses and other current liabilities	1,860	2,759	(8,645)	22,803
Other	(5,974)	(2,207)	11	798
Net cash provided by operating activities	245,091	194,994	701,108	841,904
INVESTING ACTIVITIES:
Purchases of property, plant and equipment, and other	(180,854)	(85,220)	(491,674)	(205,242)
Mine development costs	(1,601)	(13,245)	(33,112)	(48,935)
Acquisition of leased mineral rights	—	—	—	(3,500)
Acquisition, net of cash acquired	—	—	(2,421)	2,533
Net cash used in investing activities	(182,455)	(98,465)	(527,207)	(255,144)
FINANCING ACTIVITIES:
Net cash used in financing activities	(11,250)	(12,715)	(265,184)	(153,119)
Net increase (decrease) in cash and cash equivalents	51,386	83,814	(91,283)	433,641
Cash and cash equivalents at beginning of period	686,811	745,666	829,480	395,839
Cash and cash equivalents at end of period	$738,197	$829,480	$738,197	$829,480

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(In thousands)	For the three months ended December 31,		For the twelve months ended December 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$245,091	$194,994	$701,108	$841,904
Purchases of property, plant and equipment and mine development costs	(182,455)	(98,465)	(524,786)	(254,177)
Free cash flow (6)	$62,636	$96,529	$176,322	$587,727
Free cash flow conversion (7)	38.3%	65.4%	25.2%	59.1%
(6) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(7) Free cash flow conversion is defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$738,197	$829,480
Short-term investments	9,030	8,608
Trade accounts receivable	98,225	151,826
Income tax receivable	7,833	—
Inventories, net	183,949	154,039
Prepaid expenses and other receivables	31,932	29,156
Total current assets	1,069,166	1,173,109
Mineral interests, net	80,442	88,636
Property, plant and equipment, net	1,179,609	738,947
Deferred income taxes	5,854	7,572
Other long-term assets	21,987	19,831
Total assets	$2,357,058	$2,028,095
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$36,245	$39,026
Accrued expenses	81,612	77,435
Short term financing lease liabilities	11,463	24,089
Other current liabilities	18,350	12,574
Total current liabilities	147,670	153,124
Long-term debt	153,023	302,588
Asset retirement obligations	71,666	64,581
Long-term financing lease liabilities	8,756	9,002
Deferred income taxes	74,531	23,378
Other long-term liabilities	26,966	27,907
Total liabilities	482,612	580,580
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares, 54,240,764 issued and 52,018,923 outstanding as of December 31, 2023 and 53,875,409 issued and 51,653,568 outstanding as of December 31, 2022)	542	539
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 shares as of December 31, 2023, and December 31, 2022)	(50,576)	(50,576)
Additional paid in capital	279,332	269,956
Retained earnings	1,645,148	1,227,596
Total stockholders’ equity	1,874,446	1,447,515
Total liabilities and stockholders’ equity	$2,357,058	$2,028,095